                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      SHARED MEDICAL SYSTEMS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

                      SHARED MEDICAL SYSTEMS CORPORATION
                           51 VALLEY STREAM PARKWAY
                          MALVERN, PENNSYLVANIA 19355

                               ----------------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD

                                APRIL 25, 1996

                               ----------------


  The Annual Meeting of Stockholders of Shared Medical Systems Corporation will be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, on Thursday, April 25, 1996, at 11:30 a.m. for the following purposes:

  1) To elect six directors for one-year terms;

  2) To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on February 29, 1996, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

  All stockholders are cordially invited to attend the meeting in person, but whether or not you plan to attend, please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

                                                          James C. Kelly
                                                             Secretary

March 22, 1996

                      SHARED MEDICAL SYSTEMS CORPORATION

                           51 VALLEY STREAM PARKWAY

                          MALVERN, PENNSYLVANIA 19355

                               ----------------

                                PROXY STATEMENT

  The enclosed proxy is solicited by the Board of Directors of Shared Medical Systems Corporation. Any stockholder giving a proxy has the power to revoke it at any time prior to its use by giving notice to the Secretary.

  On February 29, 1996, the record date for stockholders entitled to notice of and to vote at the Annual Meeting, there were 23,381,457 shares of Common Stock outstanding (not including 4,024,927 shares held in the Company's treasury). Each share of the Company's Common Stock, except for the shares held in the Company's treasury, is entitled to one vote.

  This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about March 22, 1996.

                                 ANNUAL REPORT

  A copy of the Shared Medical Systems Corporation Annual Report, including financial statements for the year ended December 31, 1995, on which no action will be asked by the Board of Directors, is enclosed herewith. It is not to be regarded as proxy solicitation material.

                              SECURITY OWNERSHIP

PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of December 31, 1995, information regarding the voting securities of the Company owned "beneficially," within the meaning of the rules of the Securities and Exchange Commission, by persons known by the Company to own beneficially more than 5% of the indicated class:

                    NAME AND ADDRESS        AMOUNT AND NATURE
TITLE OF CLASS    OF BENEFICIAL OWNER    OF BENEFICIAL OWNERSHIP PERCENT OF CLASS
--------------  ------------------------ ----------------------- ----------------
Common Stock    Husic Capital Management        1,414,700(1)           6.1%
                555 California Street
                Suite 2900
                San Francisco, CA 94104
Common Stock    McCullough, Andrews &           1,242,850(2)           5.3%
                 Cappiello, Inc.
                101 California Street
                Suite 4250
                San Francisco, CA 94111

--------
(1) As reflected in the Schedule 13G Amendment No.2 dated February 12, 1996, and filed with the Securities and Exchange Commission jointly by Husic Capital Management, Frank J. Husic & Co., its sole general partner, and Frank J. Husic, the sole shareholder of the general partner. According to the amended Schedule 13G, Husic Capital Management, a registered investment adviser, shares the power to vote 1,075,000 of the shares indicated with the general partner and its sole shareholder and shares dispositive power over all 1,414,700 shares with such persons.

(2) As reflected in the Schedule 13G Amendment No.1 dated February 14, 1996, and filed with the Securities and Exchange Commission jointly by McCullough, Andrews and Cappiello, Inc. and its shareholders, Robert F. McCullough, David H. Andrews and Frank A. Cappiello, Jr. According to the
    Schedule 13G, McCullough, Andrews and Cappiello, Inc., a registered investment adviser, and its shareholders, have shared voting and dispositive power over the shares indicated.

DIRECTORS AND MANAGEMENT

  The following table sets forth, as of December 31, 1995, the name, age, position(s) with the Company, principal occupation(s) for the past five years, other directorships, and beneficial Common Stock ownership of the directors of the Company; the name, age, position held and beneficial Common Stock ownership of each of the Company's executive officers named in this Proxy Statement; and the beneficial Common Stock ownership of all of the Company's executive officers and directors as a group:

                                      DIRECTOR     COMMON STOCK      PERCENT OF
      NAME OF BENEFICIAL OWNER         SINCE   BENEFICIALLY OWNED(1)   CLASS
      ------------------------        -------- --------------------- ----------
DIRECTORS
R. James Macaleer, 61                   1969           982,327(2)       4.2%
  Chairman of the Board of the Compa-
   ny; Chairman of the Board and
   Chief Executive Officer (1969-
   1995).
Raymond K. Denworth, Jr., 63            1976            40,000(3)         *
  Attorney, Partner, Drinker Biddle &
   Reath, counsel to the Company.
Frederick W. DeTurk, 67                 1981            18,300(4)         *
  President, DeTurk Enterprises,
   Inc., a management consulting
   firm.
Josh S. Weston, 67                      1987             9,200(5)         *
  Chairman of the Board and Chief Ex-
   ecutive Officer, Automatic Data
   Processing, Inc., an information
   processing services company. Di-
   rector, Public Service Enterprise
   Group, Inc., Olsten Corp.
Jeffrey S. Rubin, 52                    1993             4,000(6)         *
  Vice Chairman, Vanstar Corporation,
   a technology services company,
   since 1995; Senior Vice President,
   GTE Corporation, a telecommunica-
   tions company (1994-1995); Execu-
   tive Vice President and Chief Fi-
   nancial Officer, NYNEX Corpora-
   tion, a regional telecommunica-
   tions company, (1993-1994); Senior
   Vice President and Chief Financial
   Officer (1992-1993); Vice Presi-
   dent-Finance (1990-1992). Direc-
   tor, Vanstar Corporation.
Marvin S. Cadwell, 52                   1995            61,922(7)         *
  President and Chief Executive Offi-
   cer of the Company since 1995;
   Chief Operating Officer (1995);
   Executive Vice President (1993-
   1995); Senior Vice President
   (1992-1993); Vice President (1986-
   1992).
NON-DIRECTOR EXECUTIVE OFFICERS
Francis W. Lavelle, 46                                  21,996(8)         *
  Senior Vice President
Matthew B. Townley, 39                                   1,129(9)         *
  Vice President
Terry A. Pitts, 46                                       6,020(10)        *
  Vice President
All current executive officers and                   1,295,843(11)      5.5%
 directors as a group
 (17 persons)

--------
*Less than 1%

 (1) Except as otherwise noted, the beneficial ownership reflected in this table is based on present, direct and sole voting and investment power with respect to the shares. Beneficial ownership of shares held in the Company's Retirement and Savings Plan and Employee Stock Ownership Plan is based on investment power. Beneficial ownership of shares of restricted stock, which are subject to vesting, is based on voting power.

 (2) Does not include shares owned beneficially by Mr. Macaleer's wife, as to which he disclaims beneficial ownership; includes 29,473 shares owned jointly by Mr. Macaleer and his wife; includes 14,028 shares held in the Company's Retirement and Savings Plan and 24 shares held in the Company's Employee Stock Ownership Plan.

 (3) Includes 8,000 shares which Mr. Denworth had the right to acquire within 60 days after December 31, 1995, upon exercise of stock options; does not include shares owned beneficially by Mr. Denworth's son, as to which he disclaims beneficial ownership.

 (4) Includes 18,000 shares which Mr. DeTurk had the right to acquire within 60 days after December 31, 1995, upon exercise of stock options.

 (5) Includes 9,000 shares which Mr. Weston had the right to acquire within 60 days after December 31, 1995, upon exercise of stock options.

 (6) Consists of 4,000 shares which Mr. Rubin had the right to acquire within 60 days after December 31, 1995, upon exercise of stock options.

 (7) Includes 45,600 shares which Mr. Cadwell had the right to acquire within 60 days after December 31, 1995, upon exercise of stock options; includes 14,199 shares owned jointly by Mr. Cadwell and his wife; includes 24 shares held in the Company's Employee Stock Ownership Plan; includes 2,100 shares of restricted stock; does not include 16,576 shares held in a rabbi trust pursuant to the deferred compensation arrangement for Mr. Cadwell described on page 9.

 (8) Includes 20,051 shares which Mr. Lavelle had the right to acquire within 60 days after December 31, 1995, upon exercise of stock options; includes 463 shares of restricted stock; includes 1,069 shares held in the Company's Retirement and Savings Plan.

 (9) Includes 368 shares held in the Company's Retirement and Savings Plan.

(10) Includes 4,000 shares of restricted stock; includes 456 shares held in the Company's Retirement and Savings Plan.

(11) Includes 200,970 shares which certain executive officers and directors had the right to acquire within 60 days after December 31, 1995, upon exercise of stock options, 61,856 shares as to which beneficial ownership is based on shared voting and investment power, 14,372 shares of restricted stock, 23,402 shares held in the Company's Retirement and Savings Plan and 213 shares held in the Company's Employee Stock Ownership Plan.


                             ELECTION OF DIRECTORS

  The Board of Directors has determined that the number of directors to be elected at the Annual Meeting to be held on April 25, 1996 shall be six. The Board has nominated Messrs. Macaleer, Denworth, DeTurk, Weston, Rubin and Cadwell for election as directors of the Company at the 1996 Annual Meeting. It is the intention of the persons named in the proxy to vote for the nominees listed above unless otherwise directed. Each of the nominees is presently serving as a director for a term which will expire on the date of the 1996 Annual Meeting provided his successor is then elected. All of the nominees were elected by the stockholders at the Annual Meeting held in 1995. If, prior to the election, any of the nominees should become unable to serve for any reason, the persons named as proxies will have full discretion to vote for such other persons as may be nominated by the Board. The Board of Directors has no reason to believe that any nominee will be unable to serve.

NECESSARY VOTES

  In the election of directors, assuming a quorum is present, the six nominees receiving the highest number of votes cast at the meeting will be elected directors. Shares represented by proxies which are marked to withhold authority to vote in the election of directors and shares subject to a specific direction not to cast a vote, such as a broker non-vote, will not be included in the vote totals.

MEETINGS AND COMMITTEES OF BOARD

  The Board of Directors held seven meetings during 1995.

  The Board of Directors has established an Audit committee, a Management and Compensation Committee and a Stock Option Committee, but has not established a nominating committee.

  The Audit Committee is currently composed of Messrs. DeTurk (Chairman) and Rubin. This Committee makes recommendations to the Board of Directors concerning the engagement, retention or discharge of independent public accountants, reviews with the Company's independent public accountants the plans and results of their auditing engagement, reviews their independence, considers the range of fees for audit and non-audit functions, reviews the scope and results of the Company's internal auditing procedures, reviews the adequacy of the Company's system of internal accounting controls, directs and supervises any investigations into matters within the scope of the foregoing duties, and performs such other related functions as the Board of Directors may from time to time delegate to the Audit Committee. During 1995, the Audit Committee held three meetings.

  The Management and Compensation Committee is currently composed of Messrs. Denworth (Chairman), DeTurk, and Weston. This Committee makes recommendations to the Board of Directors concerning remuneration arrangements for certain executive officers. During 1995, the Management and Compensation Committee held four meetings.

  The Stock Option Committee is currently composed of Messrs. Macaleer (Chairman), Denworth, DeTurk and Weston. This Committee grants stock options and awards restricted stock to Company employees under the terms and conditions of the Company's employee stock option and restricted stock plans. During 1995, the Stock Option Committee held three meetings.

COMPENSATION OF DIRECTORS

  Each director who is not otherwise employed by the Company is paid a monthly retainer of $1,500, an additional fee of $1,000 for attendance at each meeting of the Board of Directors, an additional fee of $1,000 for attendance at any separately-scheduled meeting of any committee thereof, and an additional fee of $500 for committee meetings scheduled in conjunction with Board meetings. The Chairman of the Audit Committee and the Chairman of the Management and Compensation Committee are each paid an annual fee of $2,500. Directors may be reimbursed for any expenses attendant to membership on the Board.

  Any director who became a member of the Board after January 1, 1980, and who is not or has never been an employee of the Company or its subsidiaries may be eligible to receive options for Common Stock under the terms of the 1987 Non-Qualified Stock Option Plan for Non-Employee Directors. In making a determination as to whether a director shall be granted options and the number of shares covered by options, the committee administering the Plan (whose members are not eligible to participate in the Plan) takes into account the duties of the director and the director's present and potential contributions to the success of the Company. A director may receive options to purchase no more than 10,000 shares of Common Stock under this Plan. No options have been granted under this Plan since 1987, and the Board does not anticipate granting any further options under the Plan.

  In addition to the above-described plan, all non-employee directors are eligible to receive options for Common Stock under the terms of the 1991 Non-Qualified Stock Option Plan for Non-Employee Directors.

Under the terms of this Plan, options for 10,000 shares of Common Stock were granted on May 1, 1991, to each non-employee director then on the Board. In addition, the terms of the Plan provide that, effective upon the first election or appointment of a non-employee director, such newly elected or appointed director will be granted options for 10,000 shares of Common Stock. The Plan also provides that options for 10,000 shares of Common Stock will be granted to each non-employee director upon such director's five-year anniversary of continuous service on the Board subsequent to the effective date of the Plan. Options granted under the Plan have an exercise price equal to the fair market value of the underlying Common Stock on the date of grant.

  The Company has instituted a program whereby donations are made to one or more charitable institutions on behalf of directors. In 1995 donations totaling $30,000 were made on behalf of Mr. Weston to charities specified by him.

                            EXECUTIVE COMPENSATION

 REPORT OF MANAGEMENT AND COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE ON
                            EXECUTIVE COMPENSATION

The Management and Compensation Committee of the Board of Directors (the "Committee") is composed of three non-employee directors. The Committee is responsible for setting the salaries of the Chief Executive Officer and any Chairman, Vice Chairman or President of the Company, recommending to the full Board compensation arrangements for those executive officers, and advising the Chief Executive Officer on compensation for other key executives. All recommendations relating to grants of stock options and restricted stock awards to the Company's executive officers are reviewed by, and subject to the approval of, the Stock Option Committee of the Board.

COMPENSATION POLICIES

The Company's executive compensation policies, endorsed by the Committee, are designed to provide competitive levels of compensation that relate pay to the Company's performance goals, reward above-average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified executives. Compensation is individually set for each executive officer from among the following primary components: salary, performance bonuses, and stock-based compensation (stock option grants and restricted stock awards). Each of these components contributes towards helping the Company meet its compensation policy objectives.

The orientation of executive compensation toward Company and divisional performance is accomplished through the use of bonus plans that include various corporate and divisional performance criteria. These plans create a direct link between an executive's compensation and the Company's achievement of its performance goals. Bonus plans are also structured with individual performance criteria in order to reward individual achievement. The Committee believes that stock-based compensation aligns executive interests with stockholder interests by tying an executive's compensation to stockholder return, gives executives a significant long-term interest in the Company's success, and helps to retain executives. Therefore, the Company has utilized stock-based compensation arrangements in the Company's compensation packages for most of its executive officers. From time to time, a portion of the performance bonuses payable to the Company's executive officers are paid in the form of restricted stock.

In addition to the primary components of compensation described above, the Company has adopted individual life insurance and deferred compensation arrangements for certain named executive officers as described in this proxy statement. The Company also provides medical and other benefits to its executive officers under broad-based benefit plans which are generally available to the Company's other employees.

The Company's compensation policies have not changed in response to the Revenue Reconciliation Act of 1993's treatment of annual compensation exceeding $1 million paid to any named executive officer.

EXECUTIVE OFFICER COMPENSATION

Salary levels for the Company's executive officers are determined based on individual performance, experience and responsibilities, comparative market data and consideration of the other primary components of compensation provided.

In establishing performance bonus plans for the Company's executive officers, including several of the named executive officers, the Company utilizes objective measurements of corporate and divisional performance, as applicable, as well as subjective considerations of individual performance. Corporate performance measurements include criteria such as target versus actual attainment of earnings and annual software sales. Divisional performance measurements include criteria such as target versus actual attainment of pretax income, sales to new and existing clients, and accounts receivable days outstanding. Considerations of individual performance include the executive officer's initiative and contribution to overall corporate performance, managerial performance and successful accomplishment of any special projects.

The measurements which had the most significant impact on performance bonuses earned in 1995 for the Company's named executive officers were target versus actual attainment of corporate earnings and corporate annual software sales or divisional sales, as applicable. For certain of the named executive officers with performance bonus plans in 1995, the payment of bonuses was contingent upon the attainment of a corporate earnings target. Corporate earnings for 1995 satisfied the target in these plans. Accordingly, bonuses were then paid to these executive officers based on target versus actual annual corporate software sales.

Stock option grants and restricted stock awards are made from time to time to executive officers other than Mr. Macaleer. In recommending and approving stock option grants and restricted stock awards for executive officers, the Committee and the Stock Option Committee consider the executive's current and anticipated contribution to the long-term performance of the Company and the executive's overall compensation package, including the executive's current options and restricted stock holdings. Stock option grants and restricted stock awards are not necessarily made to each executive officer during each year. In 1995 the Stock Option Committee approved grants of stock options and awards of restricted stock to various executive officers, including four of the named executive officers as shown in the Summary Compensation Table and the Option Grants in Last Fiscal Year Table.

CHIEF EXECUTIVE OFFICER COMPENSATION

The Committee's general approach in setting the Chief Executive Officer's annual compensation is to set compensation in accordance with the policies set forth in this report. Specifically, the Committee's objective is to correlate the Chief Executive Officer's compensation with the performance of the Company, while seeking to keep his compensation competitive with that provided by comparable companies.

In early 1995, the Committee set Mr. Macaleer's salary for the remainder of the year at $505,000, representing an increase of 5.2%. This increase was based on the positive financial results achieved by the Company in 1994, including a 9.9% increase in revenues and a 13.2% increase in net income from 1993, as well as the Committee's consideration of comparative data and Mr. Macaleer's individual performance and responsibilities.

The Committee adopted a performance bonus plan for Mr. Macaleer for 1995 in which the amount of Mr. Macaleer's bonus was determined based on objective measures of corporate performance (consolidated earnings and software sales). The plan provided for a sliding scale bonus based upon the relative attainment of corporate earnings per share and software sales, with no bonus payable if either earnings per share or software sales fell below certain designated levels. Corporate earnings per share and software sales for 1995 exceeded the targets in the plan and the maximum bonus, less a modest adjustment because he served as Chief Executive Officer for only a part of the year, was paid to Mr. Macaleer.

On August 10, 1995, Mr. Macaleer retired as Chief Executive Officer of the Company and Mr. Cadwell was appointed to replace him. Mr. Macaleer retains the office of Chairman of the Board. Upon the appointment of Mr. Cadwell as Chief Executive Officer, the Committee set his salary for the remainder of the year at $410,000, representing an increase of 10.8%. This salary increase was based primarily on the increase in Mr. Cadwell's responsibilities as well as the Company's desire to keep Mr. Cadwell's salary competitive with that provided by comparable companies. Also upon Mr. Cadwell's appointment, the Company entered into the deferred compensation arrangement with him described on page 9 and he was granted an option to purchase 50,000 shares of the Company's Common Stock as reflected in the Summary Compensation Table and the Option Grants in Last Fiscal Year Table. The option has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and vests in 20% increments on the third through seventh anniversaries of the date of grant. As with all executive stock-based compensation, in granting this option the Stock Option Committee considered Mr. Cadwell's current and anticipated contribution to the long-term performance of the Company, his overall compensation package, and the general benefits of stock-based compensation in relating compensation to Company performance and helping to retain key executives.

The Committee determined that the 1995 performance bonus plan for Mr. Cadwell, which the Committee had established earlier in the year, should remain in effect following Mr. Cadwell's appointment as Chief Executive Officer. Mr. Cadwell's performance bonus plan utilized the same measurements of corporate performance, and operated in the same fashion, as Mr. Macaleer's 1995 performance bonus plan described above. Thus as a result of the Company's performance in 1995, Mr. Cadwell was paid the maximum bonus amount.

The Committee has compared the compensation provided to Mr. Macaleer and Mr. Cadwell with the compensation paid to the Chief Executive Officers of the other companies included in the S&P Computer Software and Services Index (the published industry index, which includes the Company, against which the performance of the Company's stock is measured in the graph on page 12) and two publicly-held competitors of the Company which are not included in such index. As a result of such comparison, the Committee has determined that the Company's Chief Executive Officer compensation is in line with that provided by such other companies given the relative amount of the Company's revenues and net income. Thus, when grouping the companies surveyed by the Committee (including the Company) from largest to smallest in terms of revenue, net income, and salary and bonus compensation paid to their respective Chief Executive Officers, based on the latest available fiscal year-end data, the Company was ranked in the bottom half of the companies surveyed in all three categories.

Respectfully submitted,

Management and Compensation               Stock Option Committee:
 Committee:                                  R. James Macaleer
  Raymond K. Denworth, Jr.                   Raymond K. Denworth, Jr.
  Frederick W. DeTurk                        Frederick W. DeTurk
  Josh S. Weston                             Josh S. Weston

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Macaleer, the Chairman of the Board of the Company, is Chairman of the Stock Option Committee. Under the terms of the Company's stock option and restricted stock plans, Mr. Macaleer is not eligible to receive grants of stock options or awards of restricted stock.

  Mr. Denworth, Chairman of the Management and Compensation Committee and a member of the Stock Option Committee, is a partner in the law firm Drinker Biddle & Reath, counsel to the Company.

COMPENSATION SUMMARIES

  In order to provide the Company's stockholders with a concise and comprehensive overview of compensation awarded, earned or paid to the Company's executive officers named in this Proxy Statement, several tables and narrative descriptions have been prepared, detailing this information.

  The Summary Compensation Table, and its accompanying explanatory footnotes, includes individual annual and long-term compensation information on the named executive officers, for services rendered in all capacities during the fiscal years ended December 31, 1995, December 31, 1994, and December 31, 1993.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                 ANNUAL COMPENSATION            COMPENSATION AWARDS
                             -------------------------------- --------------------------
                                                       OTHER
                                                      ANNUAL  RESTRICTED    SECURITIES
NAME AND                                              COMPEN-   STOCK       UNDERLYING      ALL OTHER
PRINCIPAL POSITION      YEAR SALARY (2)    BONUS      SATION  AWARDS(5)    OPTIONS(#SH.) COMPENSATION(8)
------------------      ---- ----------   --------    ------- ----------   ------------- ---------------
R. James Macaleer       1995  $491,606    $150,000     $ --    $    --            --        $176,818(9)
 Chairman of the Board  1994   509,970     120,000       --         --            --           3,073
                        1993   484,908     120,000       --         --            --           3,960
Marvin S. Cadwell       1995  $400,174(3) $125,000     $ --    $712,311(6)     50,000       $  3,514
 President and Chief    1994   363,151(3)   96,000       --         --        100,000          3,240
 Executive Officer      1993   310,145(3)   85,000       --         --            --           4,077
Francis W. Lavelle      1995  $240,810    $160,826     $ --    $    --         30,000       $  2,310
 Senior Vice President  1994   240,803         -- (4)    --         --         10,000          1,948
                        1993   131,977      84,238       --      10,166(7)        --           1,880
Matthew B. Townley(1)   1995  $194,440    $ 98,896     $ --    $    --         30,000       $    225
 Vice President
Terry A. Pitts(1)       1995  $215,834    $ 69,952     $ --    $    --         14,000       $  2,475
 Vice President

--------
 (1) In accordance with SEC rules regarding compensation disclosure, no information is reported for those years in which an individual was not an executive officer of the Company.
 (2) Includes amounts contributed by the Company towards the purchase of the Common Stock of the Company under the Employee Stock Purchase Plan.
 (3) Includes imputed interest on the Company loan to Mr. Cadwell described on page 9 of $16,301 for 1995, $15,279 for 1994 and $14,321 for 1993.
 (4) Mr. Lavelle was not covered under a bonus plan for 1994.
 (5) The number and value of shares of restricted stock held on December 31, 1995, by the named executive officers was as follows: Mr. Macaleer, 0 shares ($0); Mr. Cadwell, 2,100 shares ($114,167); Mr. Lavelle, 463 shares ($25,171); Mr. Townley, 0 shares ($0); and Mr. Pitts, 4,000 shares ($217,460). Dividends on these shares are paid directly to the holders of the stock, at the same rate as dividends paid to all other stockholders. Mr. Cadwell is also the beneficiary of a rabbi trust which holds 16,576 shares of the Company's Common Stock as described on page 9. Dividends on these shares are paid to the trustee at the same rate as dividends paid to all other stockholders and held as trust assets for Mr. Cadwell's benefit. The values of such shares on December 31, 1995 was $901,320.
 (6) Represents the dollar value of 2,100 shares of restricted stock awarded to Mr. Cadwell in 1995 and 16,576 shares of Common Stock issued in 1995 to a rabbi trust pursuant to the deferred compensation arrangement for Mr. Cadwell described on page 9. The 2,100 shares of restricted stock will vest in 50% increments on May 11, 1996 and May 11, 1997.
 (7) Represents the dollar value of 413 shares of restricted stock awarded in 1994 as a portion of Mr. Lavelle's bonus for 1993. The shares vest in increments of 137, 137 and 139 shares on July 27, 1995, 1996 and 1997, respectively.
 (8) This column includes amounts attributable to Company contributions to the Company's Retirement and Savings Plan and income attributable to the provision of additional life insurance for the named individuals. For the fiscal year ended December 31, 1995, such amounts were, respectively, as follows: Mr. Macaleer, $2,475 and $1,569; Mr. Cadwell, $2,178 and $1,336; Mr. Lavelle, $2,310 and $0; Mr. Townley, $225 and $0; and Mr. Pitts, $2,475 and $0. Under the terms of these insurance arrangements, none of the named individuals has or will receive or be allocated an interest in any cash surrender value under the related insurance policies.
 (9) This amount includes a benefit of $172,774 to Mr. Macaleer resulting from the Split Dollar Agreement described on page 9. This benefit represents the present value based on an actuarial computation, of interest which will not be required to be paid to the Company by Mr. Macaleer on life insurance premiums which the Company paid on his behalf in 1995 under the Split Dollar Agreement. The Split Dollar Agreement provides that the Company will be repaid for all amounts it expends for such premiums, either from the cash surrender value or the proceeds of the insurance policies.

  In 1977 the Company entered into a deferred compensation agreement with Mr. Macaleer under which the Company agreed to defer certain compensation for Mr. Macaleer, which is payable over a twenty-year period after termination of employment. In 1986 Mr. Macaleer became eligible to receive the maximum amount of deferred benefits under this agreement. The obligations of the Company relating to this agreement were fully accrued as of December 31, 1988; no additional amounts were accrued in 1995.

  In 1995 the Company entered into a Split Dollar Agreement with the trustees of an insurance trust established by Mr. Macaleer's wife. Under the Split Dollar Agreement the Company has agreed to pay a portion of the premiums for certain life insurance policies covering Mr. Macaleer owned by the insurance trust. The Agreement provides that the Company will be repaid for all amounts it expends for such premiums, either from the cash surrender value or the proceeds of the insurance policies. The benefit to Mr. Macaleer from the provision by the Company of funds, on an interest-free basis, for the payment of premiums under the Split Dollar Agreement in 1995 are reflected in the Summary Compensation Table in the column marked "All Other Compensation."

  In 1995, upon Mr. Cadwell's appointment as Chief Executive Officer, the Company entered into a deferred compensation arrangement with him. Under the arrangement, 16,576 shares of restricted Company Common Stock were placed into a rabbi trust to be held for Mr. Cadwell's benefit. If Mr. Cadwell remains employed by the Company until age 60, the shares and their dividend proceeds will be distributed to Mr. Cadwell over a twenty-year period after termination of employment. Generally, Mr. Cadwell will not be entitled to any benefits under this deferred compensation arrangement if his employment with the Company terminates prior to his reaching age 60. However, if such termination results from Mr. Cadwell's death or disability, or a change in control of the Company as defined in the deferred compensation agreement between the Company and Mr. Cadwell, or his discharge by the Company for any reason other than cause as defined in the deferred compensation agreement, Mr. Cadwell or his estate will be entitled to receive all or a specified portion of the shares and related assets held by the trust. The value of the shares placed in the rabbi trust for Mr. Cadwell's benefit is reflected in the Summary Compensation Table in the column marked "Restricted Stock Awards."

  The Company is party to an employment agreement with Mr. Cadwell, which is terminable at any time by either party. Pursuant to this agreement, Mr. Cadwell has been granted stock options and awarded restricted stock under the Company's plans described below. The agreement also provides for termination benefits to be paid to Mr. Cadwell if he is terminated without cause or upon a reduction, without cause, in his responsibilities, compensation and/or title. Pursuant to the terms of his employment agreement, in 1992 Mr. Cadwell received an interest-free, six-year term loan in the principal amount of $300,000. This loan is secured by a mortgage on Mr. Cadwell's principal residence.

  The Company has a Retirement and Savings Plan that is funded by the participants' salary reduction contributions. All employees of the Company are eligible to participate in the plan upon joining the Company. The plan is intended to permit any eligible employee who wishes to participate to contribute up to 15% of the employee's compensation on a before-tax basis under Section 401(k) of the Internal Revenue Code, subject to certain limitations. The plan provides for discretionary Company matching contributions which are to be made in proportion to each employee's contribution as well as discretionary Company profit-sharing contributions, subject to certain limitations. Discretionary Company matching contributions and profit-sharing contributions vest based upon the employee's length of service and are payable upon an employee's retirement, death, disability or termination of employment or, under specified circumstances, upon an employee's immediate and heavy financial emergency. Contributions are invested, in such proportions as the employee may elect, in Common Stock of the Company or in any of nine mutual investment funds. In 1995 the Company made no discretionary profit-sharing contributions to the plan. The Summary Compensation Table shows the value of Company matching contributions made to the plan for the named executive officers for 1995 in the column marked "All Other Compensation."

  In 1995 the Company moved certain employee stock ownership plan accounts containing small amounts of Company Common Stock and cash from its Retirement and Savings Plan into a separate plan, the Employee Stock Ownership Plan, for the purpose of terminating such separate plan.

  Under the Company's Employee Stock Purchase Plan, all employees of the Company may elect to designate up to 10% of gross compensation to be withheld by the Company and invested in shares of the Company's Common Stock through open-market purchases made by a bank custodian. The Company contributes 15% of the price of the Company shares acquired and also pays brokerage fees and other expenses of the plan. Shares purchased under the plan are distributed to employees quarterly. During 1995, Messrs. Macaleer, Cadwell, Lavelle, Townley and Pitts were eligible to participate in the Company's Employee Stock Purchase Plan under the same terms and conditions as all other employees of the Company. Amounts contributed by the Company in 1995 towards the purchase of Common Stock of the Company for the named executive officers under the Employee Stock Purchase Plan are included in the column marked "Salary" in the Summary Compensation Table.

  In addition to the director stock option plans mentioned elsewhere, the Company has the following plans under which stock options and restricted stock may be granted and awarded: the 1986 Non-Qualified Stock Option Plan, the 1986 Incentive Stock Option and Non-Qualified Stock Option Plan, the 1988 Incentive Stock Option and Non-Qualified Stock Option Plan, the 1990 Non-Qualified Stock Option and Restricted Stock Plan and the 1994 Non-Qualified Stock Option and Restricted Stock Plan. Depending upon the plan, options may not have a term exceeding ten or twenty years. Restricted stock awards are subject to vesting schedules.

  In accordance with the provisions of these plans, all key employees, including executive officers of the Company but with the exception of Mr. Macaleer, may be eligible to receive grants of options for the purchase of Common Stock of the Company or awards of restricted stock of the Company.

  The following summary table details for the named executive officers stock options granted in 1995 and the potential realizable values for the respective options granted based on assumed rates of annual compound stock appreciation of 5% and 10% computed from the date the options were granted over the full option term.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                             POTENTIAL REALIZABLE VALUE AT
                                                                ASSUMED ANNUAL RATES OF
                                                               STOCK PRICE APPRECIATION
                            INDIVIDUAL GRANTS                       FOR OPTION TERM
              ---------------------------------------------- ------------------------------
              NUMBER OF     % OF TOTAL
              SECURITIES     OPTIONS
              UNDERLYING    GRANTED TO   EXERCISE
               OPTIONS      EMPLOYEES     PRICE   EXPIRATION
NAME           GRANTED    IN FISCAL YEAR  ($/SH)     DATE          5%            10%
----          ----------  -------------- -------- ---------- -------------- ---------------
Mr. Macaleer       --          --         $  --         --   $          --  $          --
Mr. Cadwell     50,000(1)       10%        37.00   08/10/05       1,163,455      2,948,424
Mr. Lavelle     30,000(1)        6%        37.00   08/10/05         698,073      1,769,054
Mr. Townley     30,000(1)        6%        37.00   08/10/05         698,073      1,769,054
Mr. Pitts       14,000(1)        3%        37.00   08/10/05         325,767        825,559

--------

(1) The options become exercisable in 20% increments on August 10, 1998, 1999, 2000, 2001 and 2002.

  The following summary table details stock option exercises for the named executive officers during 1995, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1995. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end fair market value of the Company's Common Stock.

 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FY-END OPTION VALUES

                                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                 OPTIONS AT FY-END         OPTIONS AT FY-END
                                             ------------------------- -------------------------
              SHARES ACQUIRED
   NAME         ON EXERCISE   VALUE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----       --------------- -------------- ----------- ------------- ----------- -------------
Mr. Macaleer         --          $   --           --            --     $      --    $      --
Mr. Cadwell          --              --        45,600       233,900     1,827,225    7,043,525
Mr. Lavelle          --              --        15,051        65,156       598,169    1,808,995
Mr. Townley        1,250          27,500          --         53,750           --     1,269,844
Mr. Pitts            --              --           --         44,000           --     1,079,125

PERFORMANCE GRAPH ANALYSIS

  Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies in the S&P 500 Index and the S&P Industry Group index for Computer Software & Services.

                            COMPARISON OF FIVE-YEAR
                         CUMULATIVE TOTAL RETURN(/1/)
          AMONG SHARED MEDICAL SYSTEMS CORPORATION, S&P 500 INDEX AND
                   S&P COMPUTER SOFTWARE AND SERVICES INDEX


                             [GRAPH APPEARS HERE]


                                              1990      1991       1992       1993       1994       1995
                                           --------   --------   --------   --------  --------   --------
Shared Medical Systems Corporation         $ 100.00   $ 149.80   $ 163.39   $ 188.19  $ 255.49   $ 432.70

S & P 500 Index                            $ 100.00   $ 130.47   $ 140.41   $ 154.56  $ 156.60   $ 214.86

S & P Computer Software & Services Index   $ 100.00   $ 152.45   $ 180.54   $ 230.42  $ 272.37   $ 382.79


--------

(1) Assumes $100 invested on December 31, 1990 in Shared Medical Systems Corporation Common Stock, the S&P 500 Index and the S&P Computer Software & Services Index.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  SEC Form 3 reports timely filed on May 20, 1995 on behalf of Robert J. McNeill, David F. Perri, Terry A. Pitts and Matthew B. Townley understated the amount of shares beneficially owned by such persons by 10, 23, 194 and 35 shares, respectively, due to an administrative error. The understatements resulted primarily from a failure to report recent purchases made for such persons' accounts under the Company's Employee Stock Purchase Plan which had not yet been distributed to such persons by the plan trustee. These errors were corrected upon discovery.

                                  ACCOUNTANTS

  The firm of Arthur Andersen LLP served as the Company's independent public accountants for 1995. In accordance with past Company practice, the Company has not yet selected its independent public accountants for 1996. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. He will also have the opportunity to make a statement if he desires to do so.

                          ANNUAL REPORT ON FORM 10-K

  UPON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER, AS OF FEBRUARY 29, 1996, OF THE COMPANY'S COMMON STOCK, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES) FOR THE YEAR ENDED DECEMBER 31, 1995. A LIST OF THE EXHIBITS TO SUCH ANNUAL REPORT WILL ALSO BE PROVIDED, AND COPIES OF SUCH EXHIBITS WILL BE FURNISHED UPON REQUEST AND PAYMENT OF A REASONABLE FEE. REQUESTS SHOULD BE DIRECTED TO TERRENCE W. KYLE, VICE PRESIDENT OF FINANCE, SHARED MEDICAL SYSTEMS CORPORATION, 51 VALLEY STREAM PARKWAY, MALVERN, PENNSYLVANIA 19355.

                             STOCKHOLDER PROPOSALS

  Under Securities and Exchange Commission rules, certain stockholder proposals may be included in the Company's proxy statement. Any stockholder desiring to have such a proposal included in the Company's proxy statement for the annual meeting to be held in 1997 must cause a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to be received at the Company's executive offices not later than November 22, 1996.

                                 OTHER MATTERS

  Management of the Company knows of no matters other than those discussed herein which will be brought before the meeting by any person. If, however, any such matter shall properly come before the meeting, the persons named in the enclosed proxy will vote the same in accordance with their best judgment.

  All expenses in connection with the solicitation of proxies, including the cost of preparing, printing and mailing the Notice of Annual Meeting, this Proxy Statement and the proxy will be borne by the Company. Employees of the Company may solicit proxies by personal interview, mail, telephone, facsimile transmission and telegraph. The Company will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in forwarding proxies and proxy materials to beneficial owners of the shares.

                                          By Order of the Board of Directors

                                          James C. Kelly
                                           Secretary

PROXY

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY


                      SHARED MEDICAL SYSTEMS CORPORATION

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 25, 1996


        The undersigned hereby appoints R. James Macaleer and James C. Kelly, or each of them, as Proxies, each with full power of substitution and revocation, to attend the Annual Meeting of Stockholders of Shared Medical Systems Corporation on April 25, 1996 and any adjournment thereof, and thereat to vote all shares which the undersigned would be entitled to vote if personally present upon the matters as set forth in the Notice of Annual Meeting and Proxy Statement and, in their discretion, upon any other matters which may properly come before the meeting.


                                  (Continued and to be signed on the other side)


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


PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE


                                               FOR all         AUTHORITY
                                               nominees        WITHHELD

1. Election of Directors                         [__]            [__]

To withhold authority to vote for one or more but less than all of the six nominees named in the Proxy Statement (Messrs. Macaleer, Denworth,
DeTurk, Weston, Rubin and Cadwell), please list the name(s) of the nominee(s) for whom authority is withheld:



---------------------------------------------------------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE SIX NOMINEES LISTED IN ITEM 1.











SIGNATURE_____________________ SIGNATURE______________________ DATE____________
NOTE: (PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN.
WHEN SIGNING AS ATTORNEY, EXECUTOR ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH).


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